Exhibit 99.1
Press Release

Date: Contacts: Telephone: For Release:	January 31, 2007 Enstar: Amy Dunaway (334) 834-5483 Immediately	Castlewood: Richard Harris (441) 292-3645
THE ENSTAR GROUP, INC. AND CASTLEWOOD ANNOUNCE
COMPLETION OF MERGER
Montgomery, Alabama and Hamilton, Bermuda — January 31, 2007 — The Enstar Group, Inc. (“Enstar”) (Nasdaq:ESGR) and Enstar Group Limited, formerly known as Castlewood Holdings Limited (“Limited”), today announced that CWMS Subsidiary Corp., a wholly-owned subsidiary of Limited, has merged with and into Enstar and, as a result of the merger, Enstar, which has changed its name to Enstar USA, Inc., is now a direct wholly-owned subsidiary of Limited.
Effective as of the close of trading today, trading in Enstar’s common stock has ceased and certificates for shares of Enstar common stock now represent the same number of Limited ordinary shares. Commencing tomorrow, the ordinary shares of Limited will trade on the NASDAQ Global Select Market under the ticker symbol “ESGRD” for a period of approximately 20 trading days and, thereafter, will trade under the ticker symbol “ESGR.”
Before the closing of the merger, Limited completed a recapitalization, pursuant to which Limited: (1) exchanged all of its outstanding shares for ordinary shares of Limited, (2) designated the initial Board of Directors of Limited immediately following the Merger; (3) repurchased certain shares of Limited held by Trident II, L.P. (“Trident”) and certain of its affiliates; (4) made payments totaling $5,076,000 to certain of Limited’s executive officers and employees; and (5) purchased, through its wholly-owned subsidiary, Castlewood Limited, the shares of B.H. Acquisition Ltd., a Bermuda company, held by an affiliate of Trident.
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     This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the intent, belief or current expectations of Enstar, Limited and their respective management teams. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Important risk factors regarding Enstar and Limited are set forth in Item 1A. “Risk Factors” to Enstar’s Form 10-K/A for the year ended December 31, 2005 and under the heading “Risk Factors” in the registration statement on Form S-4 filed by Limited with the SEC.

Those risk factors are hereby incorporated herein by reference. Furthermore, neither Enstar nor Limited undertakes any obligation to update any written or oral forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein, to reflect any change in their expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements, except as required by law.
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